Exhibit 3.1(f)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:44 PM 12/30/2008
FILED 02:45 PM 12/30/2008
SRV 081238961 - 4404320 FILE

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF MERGER
OF
GREEN EARTH TECHNOLOGY, INC.

          Green Earth Technology, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY, pursuant to Section 103 of the DGCL:

1.	The name of the corporation is Green Earth Technology, Inc.

2.

That a Certificate of Merger of Foreign Corporation Into A Domestic Corporation (the “Certificate of Merger”) was filed with the Secretary of State of the State of Delaware on August 22, 2007, and said Certificate requires correction as permitted by Section 103 of the DGCL.

3.

The Certificate of Merger is an inaccurate record of the corporate action therein referred to because the merger purportedly effected by such Certificate of Merger was not properly approved under Section 252 of the DGCL as recited in such certificate.

4.	As a result of such inaccuracy, the Certificate of Merger is null and void.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 15th day of December, 2008.

GREEN EARTH TECHNOLOGY, INC.

/S/ Mathew Zuckerman

Name:	Mathew Zuckerman
Title:	President